Exhibit 99.1

Fennec Pharmaceuticals Strengthens Executive Leadership Team with Three Key Appointments to Accelerate the Company’s Next Stage of Growth

~ Pierre S. Sayad, PhD, M.S., Appointed Chief Medical Officer ~

~ Terry Evans Appointed Chief Commercial Officer ~

~ Christiana Cioffi, MBA, Appointed Chief Strategy Officer ~

RESEARCH TRIANGLE PARK, N.C., October 28, 2024 – Fennec Pharmaceuticals Inc. (NASDAQ: FENC; TSX: FRX), a commercial stage specialty pharmaceutical company, today announced that it has strengthened its executive leadership team with the appointments of Pierre S. Sayad, PhD, M.S., as chief medical officer, Terry Evans as chief commercial officer, and Christiana Cioffi, MBA, as chief strategy officer, all of which become effective immediately.

“Building an experienced, multi-talented executive leadership team is a critical step for Fennec as we embark on a new chapter in the organization’s evolution, and I am delighted to welcome Pierre, Terry and Christiana to Fennec,” said Jeffrey S. Hackman, chief executive officer and director of Fennec Pharmaceuticals. “Pierre, Terry and Christiana are seasoned biopharmaceutical industry executives with proven clinical, commercial, operational, and oncology market expertise. We believe that their leadership, combined with Fennec’s talented employee base, will significantly accelerate our ability to build upon and seamlessly execute our commercialization strategy for PEDMARK®, the first and only therapy approved in the U.S. and Europe to reduce the risk of ototoxicity, or permanent hearing loss, associated with cisplatin treatment.”

Dr. Pierre Sayad is an accomplished biopharmaceutical executive with more than 22 years of proven success building and leading world-class organizations. During his tenure in the industry, Dr. Sayad has launched nine novel drugs across 14 therapeutic areas, including oncology (both solid tumors and hematologic malignancies) and neuroscience (depression, schizophrenia, bipolar, ADHD). Trained as a molecular physiologist, Pierre has been heavily involved in the successful commercial launches of several drugs, including oncology drugs at Onyx Pharmaceuticals, Karyopharm Therapeutics, Oncopeptides, and CTI Biopharma with Kyprolis®, Xpovio®, Pepaxto®, and Vonjo®, respectively, and Eli Lilly and Company’s blockbuster neuroscience drugs Zyprexa®, Cymbalta®, Strattera®. He also served as senior vice president, business development and global medical affairs at the International Myeloma Foundation. Earlier in his career, Pierre was a strategic management consultant for Campbell Alliance, a specialized consulting firm focused in the biotech and pharmaceutical industries. Prior to his appointment at Fennec, Pierre served as chief operating officer and interim chief medical officer at Zephyr Labz. Dr. Sayad is a graduate of the School of Medicine, Loma Linda University, as well as Harvard Business School.

As a seasoned commercial and operations leader in the pharmaceutical industry, Terry Evans is an adept executive known for delivering significant revenue growth and leading high-performing teams. Terry’s industry experience spans all facets of commercial operations, including sales, sales management, operations, market access, trade, specialty pharmacy, and data analytics. In his more than 25 years of experience with companies, including Currax Pharmaceuticals, Horizon Therapeutics, Graceway Pharmaceuticals, and Medicis, he has driven substantial results by executing strategic initiatives for revenue generation, and improved patient access to innovative therapies, including Duexis®, Pennsaid 2%®, Actimmune®, Krystexxa®, and Procysbi®. Known for this patient-centered approach, Terry has been particularly focused on pharmaceutical start-ups developing strategies for successful market entry, maximizing access and commercial performance. Prior to his appointment at Fennec, Terry was chief executive officer of UNITE Pharma Trade Advisors.

Christiana Cioffi, MBA, brings more than 20 years of collective and demonstrated excellence in strategy, leadership and culture building, inclusive of a 13-year proven track record of developing award-winning, disruptive strategies and launch excellence from early stage through life cycle management phases with leading biopharmaceutical companies. As a recipient of multiple industry marketing awards, Christiana has focused primarily in oncology, rare disease, and hematology therapeutic areas at companies, including Shield Therapeutics, Stemline Therapeutics, EUSA Pharma, Karyopharm Therapeutics, Servier (previously Shire/Baxalta/Baxter), and Abbott Laboratories. During her tenure in the industry, Christiana has led commercial and marketing strategy for several oncology and rare disease brands, including Qarziba®, Oncaspar Liquid, Oncaspar Lyo, Cal-PEG, Sylvant®, Xpovio®, and Elzonris®. Prior to her appointment at Fennec, Christiana served as a strategic advisor and leadership coach at Disruptify Consulting. Christiana is a decorated Army Veteran, a Bronze Star Recipient, with proven and outstanding leadership skills while leading soldiers in combat and two deployments during Operation Iraqi Freedom.

“On behalf of the Board of Directors, we are confident in the significant industry, oncology market, and leadership expertise that Pierre, Terry, and Christiana bring to Fennec. We look forward to working closely with them along with Jeff, our recently appointed chief executive officer, to continue making a meaningful difference in the lives of pediatric patients, and consistent with our NCCN recommendation, adolescent and young adult (AYA) cancer patients, through the availability of PEDMARK®, while creating value for our shareholders,” said Dr. Khalid Islam, chairman of Fennec Pharmaceuticals.

PEDMARK® (sodium thiosulfate injection)

PEDMARK® is the first and only U.S. Food and Drug Administration (FDA) approved therapy indicated to reduce the risk of ototoxicity associated with cisplatin treatment in pediatric patients with localized, non-metastatic, solid tumors. It is a unique formulation of sodium thiosulfate in single-dose, ready-to-use vials for intravenous use in pediatric patients. PEDMARK is also the only therapeutic agent with proven efficacy and safety data with an established dosing paradigm, across two open-label, randomized Phase 3 clinical studies, the Clinical Oncology Group (COG) Protocol ACCL0431 and SIOPEL 6.

In the U.S. and Europe, it is estimated that, annually, more than 10,000 children may receive platinum-based chemotherapy. The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult, and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children that suffer ototoxicity at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

PEDMARK has been studied by co-operative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, COG ACCL0431 and SIOPEL 6. Both studies have been completed. The COG ACCL0431 protocol enrolled childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, medulloblastoma, and other solid tumors. SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

Indications and Usage

PEDMARK® (sodium thiosulfate injection) is indicated to reduce the risk of ototoxicity associated with cisplatin in pediatric patients 1 month of age and older with localized, non-metastatic solid tumors.

Limitations of Use

The safety and efficacy of PEDMARK have not been established when administered following cisplatin infusions longer than 6 hours. PEDMARK may not reduce the risk of ototoxicity when administered following longer cisplatin infusions, because irreversible ototoxicity may have already occurred.

Important Safety Information
PEDMARK is contraindicated in patients with history of a severe hypersensitivity to sodium thiosulfate or any of its components.

Hypersensitivity reactions occurred in 8% to 13% of patients in clinical trials. Monitor patients for hypersensitivity reactions. Immediately discontinue PEDMARK and institute appropriate care if a hypersensitivity reaction occurs. Administer antihistamines or glucocorticoids (if appropriate) before each subsequent administration of PEDMARK. PEDMARK may contain sodium sulfite; patients with sulfite sensitivity may have hypersensitivity reactions, including anaphylactic symptoms and life-threatening or severe asthma episodes. Sulfite sensitivity is seen more frequently in people with asthma.

PEDMARK is not indicated for use in pediatric patients less than 1 month of age due to the increased risk of hypernatremia or in pediatric patients with metastatic cancers.

Hypernatremia occurred in 12% to 26% of patients in clinical trials, including a single Grade 3 case. Hypokalemia occurred in 15% to 27% of patients in clinical trials, with Grade 3 or 4 occurring in 9% to 27% of patients. Monitor serum sodium and potassium levels at baseline and as clinically indicated. Withhold PEDMARK in patients with baseline serum sodium greater than 145 mmol/L.

Monitor for signs and symptoms of hypernatremia and hypokalemia more closely if the glomerular filtration rate (GFR) falls below 60 mL/min/1.73m2. Administer antiemetics prior to each PEDMARK administration. Provide additional antiemetics and supportive care as appropriate.

The most common adverse reactions (≥25% with difference between arms of >5% compared to cisplatin alone) in SIOPEL 6 were vomiting, nausea, decreased hemoglobin, and hypernatremia. The most common adverse reaction (≥25% with difference between arms of >5% compared to cisplatin alone) in COG ACCL0431 was hypokalemia.

Please see full Prescribing Information for PEDMARK® at: www.PEDMARK.com.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the development and commercialization of PEDMARK® to reduce the risk of platinum-induced ototoxicity in pediatric patients. Further, PEDMARK received FDA approval in September 2022 and European Commission approval in June 2023 and U.K. approval in October 2023 under the brand name PEDMARQSI. PEDMARK has received Orphan Drug Exclusivity in the U.S. and PEDMARQSI has received Pediatric Use Marketing Authorization in Europe which includes eight years plus two years of data and market protection. For more information, please visit www.fennecpharma.com.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include statements about our business and growth strategy, timeline and other goals, plans and prospects, including our commercialization plans respecting PEDMARK® and the new executives’ expected impact on the execution of such plans, the market opportunity for and market impact of PEDMARK®, its potential impact on patients and anticipated benefits associated with its use, and potential access to further funding after the date of this release. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including the risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, our ability to obtain necessary capital when needed on acceptable terms or at all, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2023. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

PEDMARK® and Fennec® are registered trademarks of Fennec Pharmaceuticals Inc.

©2024 Fennec Pharmaceuticals Inc. All rights reserved. FEN-1604-v1.

For further information, please contact:

Investors:
Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals Inc.
+1 919-246-5299

Corporate & Media:
Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com